Exhibit 10.2

Consulting Agreement

This Agreement is made between Diffusion Pharmaceuticals Inc. ("Diffusion" or "Client"), with a principal place of business at 1317 Carlton Avenue, Charlottesville, Virginia 22902, and John L. Gainer, PhD ("Consultant"), with a residence at 125 Cameron Lane, Charlottesville, VA 22903. This Agreement became effective as of March 12, 2020, and will end on March 11, 2021, unless renewed in writing by all parties hereto or terminated earlier in accordance with this Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound in consideration of the mutual covenants and agreements set forth herein, hereby agree as follows:

Services To Be Performed

Consultant shall serve as a consultant, providing expert advice and services to Client, as requested by the CEO of Client, in connection with the development of trans sodium crocetinate (TSC) as a therapeutic agent for hypoxic conditions ("Services.")

Payment

In consideration for the Services to be performed by Consultant, while this Agreement remains in effect, Client agrees to pay to Consultant a fee at a rate of $3,000 twice per month (i.e., $6 ,000 per month), prorated for any partial period, plus related expenses as described below.

Independent Consultant Status

Consultant is an independent consultant and is not Client's employee. Consultant and Client agree to the following rights:

•	Consultant has the right to perform services for others during the term of this Agreement, but will not provide similar services for any competitor of Client.
•	Consultant has the sole right to control, supervise and direct the method, means, and manner by which the Services will be performed.
•	Consultant has the right to perform the Services at the place, location or time of his choosing.
•

Client shall not require Consultant to devote any specific amount of time to performing the Services, but must devote such time as may be reasonably necessary to perform the Services requested or as mutually agreed.

State and Federal Taxes

1317 Carlton Ave, Suit e 200

Charlottesville, Wi. 22902

Tel 434.220.0718

Fax 434.220.0722

www.diffusionphannacom

John L. Gainer, PhD, Consulting Agreement	Page 2

Consultant shall pay all taxes incurred while performing services under this Agreement, including any/all applicable income taxes and in the event Consultant is not a corporation, self-employment (Social Security) taxes.

Client will not:

•	Withhold FICA (Social Security and Medicare taxes) from Consultant's payments or make FICA payments on Consultant's behalf,
•	Make state or federal unemployment compensation contributions on Consultant's behalf, or
•	Withhold state or federal income tax from any payments to Consultants.

Confidential Information and Intellectual Property

Consultant acknowledges and agrees that he remains bound by, and will abide by, Sections 4.4 through

4.17 of the Employment Agreement entered into as of October 18, 2016 between the Client and Consultant ("Employment Agreement"), including without limitation the protection of confidential information, ownership of inventions, works for hire, non-competition, non-solicitation, non-acceptance, and other obligations set forth in such sections, each of which remain in full force and effect.

Return of Property

Consultant agrees that he will return all property, equipment, documents, and other information, confidential or otherwise, of the Client no later than the termination of this Agreement (or upon the earlier request of the Client), and without retaining any copies, notes or excerpts thereof, that is in his actual or constructive possession or which is subject to his control at such time. To the extent Consultant has retained any such property, equipment, documents, and other information, confidential or otherwise, on any electronic or computer equipment belonging to Consultant or under his control, Consultant agrees to so advise the Client and to follow the Client's instructions in permanently deleting all such property, equipment, documents, and other information, confidential or otherwise, and all copies.

Documentation

Consultant must maintain unambiguous and thorough documentation of the Services such that any knowledgeable person with qualifications similar to those of Consultant will be capable of understanding and continuing the work performed by Consultant. Consultant agrees that all such documentation will be the property of Client and must be surrendered to Client upon demand and no later than the termination of this Agreement.

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Expenses

Consultant shall be responsible for tracking all expenses incurred while performing the Services and submitting them in writing to Client. Expenses include meals; entertainment; automobile and other similar expenses while traveling at Client's request.

Fringe Benefits

Consultant is not eligible to participate in any employee health, pension, sick pay, vacation pay or other fringe benefit plans of Client and hereby waives any right of participation to the extent Consultant may be deemed eligible.

Insurance

Client shall not provide any insurance coverage of any kind for Consultant.

Terminating the Agreement

Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving five days written notice to the other party of the intent to terminate. Upon the termination of this Agreement, Consultant will be paid for the Services through the date of termination, but will not be entitled to any further compensation.

Exclusive Agreement

This document and any Attachments constitute the entire Agreement between the parties relating to the subject matter hereof, and no promises or representations, other than those contained here and those implied by law, have been made by Client or Consultant. Notwithstanding the foregoing, Consultant and Client agree that the letter termination agreement and general release entered into on or around the date hereof between the Client and Consultant, and Article 1, Article 5, Section 2.1, and Sections 4.4 through

4.17     of the Employment Agreement, survive and remain in full force and effect. Any modifications to this Agreement must be in writing and signed by Client and Consultant.

Severability

In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law .

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Applicable Law

The laws of the state of Virginia will govern this Agreement, irrespective of conflicts of law principles.

Paragraph Headings

The headings of particular paragraphs and subparagraphs are inserted only for convenience and are not part of this Agreement and are not to act as a limitation on the scope of the particular paragraph to which the heading refers.

Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

•	When delivered personally to the recipient's address as stated on this Agreement,
•	Three days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or
•	When sent by fax or telex to the last fax or telex number of the recipient known to the person giving notice. Notice is effective when the recipient delivers a written confirmation of receipt.

No Partnership or Authority

Consultant does not have authority to enter into contracts on Client's behalf. This Agreement does not create a partnership relationship.

Electronically Transmitted Signatures

Consultant and Client agree that this Agreement may be executed in counterparts and will be considered signed when the signature of a party is delivered by facsimile transmission or by e-mail in portable document format. Signatures transmitted by facsimile or by e-mail in portable document format shall have the same effect as original signatures.

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Signatures

Client:

Name of Client: Diffusion Pharmaceuticals Inc.

By: /s/ David G. Kalergis

(Signature)

David G. Kalergis, MBA/JD

(Typed or Printed Name)

Title: Chief Executive Officer

Date: February 10, 2020

Consultant:

Name of Consultant: John L. Gainer, PhD.

By: /s/ John L. Gainer

(Signature)

Taxpayer ID Number: ______________

Date: March 12, 2020